UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2007
Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or otherjurisdiction of incorporation)	001-32284 (Commission File Number) File Number)	75-2564006 (IRS Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)		75261 (Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
          As previously reported, on September 19, 2007, Kitty Hawk, Inc. (the “Company”) received a written notice from the American Stock Exchange (“AMEX”) advising that the Company was not in compliance with certain of AMEX’s continued listing standards. The notice indicates that as a result of the Company’s continued losses during two of the last three years and its current shareholders’ equity of less than $2,000,000, the Company is below certain of AMEX’s continued listing standards as specified in Sections 1003(a)(i) and 1003(a)(iv) of the AMEX Company Guide (the “Company Guide”).
          In accordance with Section 1009 of the Company Guide, the Company was offered an opportunity to submit a plan by October 19, 2007 advising AMEX of action it had taken or would take that would bring the Company into compliance with Sections 1003(a)(i) and 1003(a)(iv) of the Company Guide. The Company failed to submit a plan of compliance by the due date of October 19, 2007 and informed AMEX that it does not intend to submit such a plan.
          On October 24, 2007, the Company received a written notice from AMEX that, based on the foregoing, the Company’s securities are now subject to delisting proceedings. The Company has a limited right to appeal AMEX’s determination to initiate the delisting proceedings, however, the Company has elected not to appeal the determination.
          At this time, the Company expects that its common stock will be delisted from trading on AMEX on or about October 31, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITTY HAWK, INC.
Date: October 26, 2007	By:	/s/ Steven E. Markhoff
		Name:	Steven E. Markhoff
		Title:	Corporate Secretary